Exhibit 99.1

Independent auditors’ report

To the Shareholders and Board of Directors of

BR KOREA CO., LTD.:

We have audited the accompanying statements of financial position of BR KOREA CO., LTD. (the “Company”) as of December 31, 2011 and 2010, and the statements of income, statements of changes in shareholders’ equity, and statements of cash flows for each of the three years in the period ended December 31, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BR KOREA CO., LTD. as of December 31, 2011 and 2010, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2011, in conformity with Accounting Standards for Non-Public Entities in the Republic of Korea (“KAS-NPEs”).

As explained in Note 2 to the accompanying financial statements, the Company has prepared the financial statements in accordance with KAS—NPEs for the reporting periods beginning on or after January 1, 2011. In accordance with the KAS—NPEs ‘Effective date and Transitional Provisions’ paragraph 4 on January 1, 2011, the prior periods’ financial position, results of operations, and cash flows under previous generally accepted accounting principles in the Republic of Korea (“previous K-GAAP”) have been carried over and presented as is, with no retrospective adjustments due to the application of KAS—NPEs. Effects due to the application of KAS—NPEs are further discussed in Note 2.

KAS-NPEs vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 26 to the financial statements.

March 16, 2012

/s/ Deloitte Anjin

BR Korea Co., Ltd.

Statements of financial position

As of December 31, 2011 and 2010

	2011		2010

	(In thousands)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents (Notes 8 and 13)	(Won)	10,187,008	(Won)	10,435,234
Short-term financial instruments		40,000,000		40,500,000
Trade accounts receivable, net of allowance for doubtful accounts of (Won)192,047 thousand for 2011 and (Won)170,149 thousand for 2010 (Note 14)		19,012,616		16,844,763
Inventories (Notes 3 and 8)		34,568,962		28,308,117
Securities (Notes 5,8 and 25)		4,500		5,600
Other current assets (Note 4)		7,147,794		6,541,307

		110,920,880		102,635,021

NON CURRENT ASSETS:
Securities under the equity method (Note 6)		677,340		677,340
Securities (Notes 5 and 8)		1,354,910		62,985
Other investments		138,855		184,085
Tangible assets, net (Notes 7 and 8)		65,962,903		62,200,625
Intangible assets (Note 9)		8,578,563		9,338,876
Guarantee deposits paid (Note 10)		123,590,176		112,647,141
Membership certificates		2,307,877		2,277,527
Deferred income tax assets (Note 18)		1,283,463		1,310,229

		203,894,087		188,698,808

Total Assets	(Won)	314,814,967	(Won)	291,333,829

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Trade accounts payable (Note 14)	(Won)	16,444,547	(Won)	15,308,691
Accounts payable-other (Note 14)		13,588,829		8,843,013
Income tax payable (Note 18)		3,532,886		5,912,523
Advances from customers (Note 13)		2,728,591		2,068,757
Guarantee deposits received		17,685,162		17,373,276
Deferred income tax liabilities (Note 18)		136,978		108,745
Other current liabilities (Notes 11,13, and 14)		6,864,380		6,964,772

		60,981,373		56,579,777

NON- CURRENT LIABILITIES:
Accrued severance indemnities, net of benefit plan assets of (Won)13,144,957 thousand for 2011 and (Won)11,572,261 thousand for 2010 (Note 12)		4,250,472		3,995,292
Allowance for unused points (Note 23)		2,651,480		1,428,034

		6,901,952		5,423,326

TOTAL LIABILITIES		67,883,325		62,003,103

SHAREHOLDERS’ EQUITY:
Common stock (Note 15)		6,000,000		6,000,000
Accumulated other comprehensive income (Notes 5 and 16)		300,121		—
Appropriated retained earnings (Note 15)		24,234,977		24,234,977
Retained earnings before appropriations		216,396,544		199,095,749

Total Shareholders’ Equity		246,931,642		229,330,726

Total Liabilities and Shareholders’ Equity	(Won)	314,814,967	(Won)	291,333,829

See accompanying notes to financial statements.

BR Korea Co., Ltd.

Statements of income

For the years ended December 31, 2011, 2010 and 2009

	2011		2010		2009

	(In thousands, except per share amounts)
SALES (Notes 14 and 24)	(Won)	452,359,842	(Won)	426,063,145	(Won)	406,214,174
COST OF SALES (Note 14)		223,625,882		205,865,736		206,622,944

GROSS PROFIT		228,733,960		220,197,409		199,591,230
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
(Notes 21 and 22)		195,163,739		181,504,761		155,286,246

OPERATING INCOME		33,570,221		38,692,648		44,304,984

NON OPERATING INCOME (EXPENSES):
Interest income		2,150,932		2,112,109		1,353,475
Foreign currency loss, net (Note 13)		(2,852)		(17,252)		(74,007)
Gain (Loss) on foreign currency transactions, net		(35,493)		4,310		(5,061)
Commission income		3,208,904		5,199,869		5,685,017
Gain (Loss) on disposal of tangible assets, net		(715,563)		17,414		(598,839)
Gain on disposal of intangible assets		755,000		309,350		177,975
Donations (Note 17)		(2,426,487)		(1,983,239)		(2,261,554)
Miscellaneous, net (Note 17)		(677,804)		(336,130)		(1,168,736)

		2,256,637		5,306,431		3,108,270

INCOME BEFORE INCOME TAX		35,826,858		43,999,079		47,413,254
INCOME TAX EXPENSE (Note 18)		8,494,063		10,586,975		12,050,772

NET INCOME	(Won)	27,332,795	(Won)	33,412,104	(Won)	35,362,482

NET INCOME PER SHARE (Note 19)	(Won)	45,555	(Won)	55,687	(Won)	58,937

See accompanying notes to financial statements.

BR Korea Co., Ltd.

Statements of changes in shareholders’ equity

For the years ended December 31, 2011, 2010 and 2009

	Korean Won
	(In thousands)
	Common stock		Accumulated other comprehensive income		Retained earnings		Total

Balance at January 1, 2009	(Won)	6,000,000	(Won)	—	(Won)	175,058,140	(Won)	181,058,140
Annual dividends						(9,888,000)		(9,888,000)

Balance after appropriations						165,170,140		171,170,140
Net income						35,362,482		35,362,482

Balance at December 31, 2009	(Won)	6,000,000	(Won)	—	(Won)	200,532,622	(Won)	206,532,622

Balance at January 1, 2010	(Won)	6,000,000	(Won)	—	(Won)	200,532,622	(Won)	206,532,622
Annual dividends						(10,614,000)		(10,614,000)

Balance after appropriations						189,918,622		195,918,622
Net income						33,412,104		33,412,104

Balance at December 31, 2010	(Won)	6,000,000	(Won)	—	(Won)	223,330,726	(Won)	229,330,726

Balance at January 1, 2011	(Won)	6,000,000	(Won)	—	(Won)	223,330,726	(Won)	229,330,726
Annual dividends						(10,032,000)		(10,032,000)

Balance after appropriations						213,298,726		219,298,726
Gains on valuation of available-for-sale securities, net of tax				300,121				300,121
Net income						27,332,795		27,332,795

Balance at December 31, 2011	(Won)	6,000,000	(Won)	300,121	(Won)	240,631,521	(Won)	246,931,642

See accompanying notes to financial statements.

BR Korea Co., Ltd

Statements of cash flows

For the years ended December 31, 2011, 2010 and 2009

	2011		2010		2009

	(In thousands)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	(Won)	27,332,795	(Won)	33,412,104	(Won)35,362,482
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation		20,215,617		18,899,166	19,914,400
Provision for severance indemnities		5,115,531		6,695,012	4,015,539
Amortization of lease premium		3,720,031		3,604,761	3,229,923
Provision for doubtful accounts		1,364,490		31,982	21,800
Foreign currency translation loss		3,415		—	—
Disposal of tangible assets, net		715,563		(17,414)	598,839
Disposal of intangible assets, net		(755,000)		(309,350)	(177,975)
Payment of severance indemnities		(3,333,628)		(4,074,977)	(2,299,625)
Transfer of severance indemnities from related parties		45,973		174,604	176,542
Change in trade accounts receivable		(2,189,751)		(463,142)	(137,154)
Change in accounts receivable-other		(970,223)		537,197	(2,091,922)
Change in accrued income		(188,753)		17,600	166,021
Change in advanced payments		642,527		(1,030,369)	1,152,192
Change in prepaid expenses		(132,630)		101,573	(69,533)
Change in inventories		(6,260,845)		1,442,542	1,944,500
Change in deferred income tax assets		26,766		(215,534)	(612,949)
Change in trade accounts payable		1,132,441		866,869	487,801
Change in accounts payable-other		4,745,816		1,660,450	(7,837,644)
Change in withholdings		(57,023)		(752,033)	2,638,929
Change in accrued expenses		(43,370)		(2,982,152)	3,563,367
Change in income tax payable		(2,379,638)		(1,909,418)	(140,325)
Change in deferred income tax liabilities		(67,584)		1,675	(60,151)
Change in advances from customers		652,134		188,042	(983,082)
Change in allowance for unused points		1,223,446		(735,036)	(69,893)
Change in gift certificate discounts		7,700		(12,156)	(3,629)
Change in the national pension fund		3,198		7,208	—
Change in benefit plan assets		(1,575,894)		(2,623,783)	(3,269,803)

Net cash provided by operating activities		48,993,104		52,515,421	55,518,650

F-57	(Continued)

BR Korea Co., Ltd

Statements of cash flows—(continued)

For the years ended December 31, 2011, 2010 and 2009

	2011		2010		2009

	(In thousands)

CASH FLOWS FROM INVESTING ACTIVITIES:
Withdrawal of short-term financial instruments	(Won)	117,500,000	(Won)	157,000,000	(Won)	78,678,865
Proceeds from disposal of securities		5,600		4,390		16,945
Disposal of tangible assets		375,932		327,457		3,923,898
Refund of guarantee deposits paid		9,905,072		4,752,250		7,684,153
Collection of long-term loans		45,230		226,922		167,330
Disposal of lease premium		1,010,000		352,600		190,454
Disposal of membership certificates		70,150		—		362,810
Acquisition of short-term financial instruments		(117,000,000)		(162,500,000)		(96,678,865)
Purchase of securities under the equity method		—		(677,340)		—
Purchase of securities		(900,486)		—		(2,370)
Payment of guarantee deposits paid		(21,898,107)		(19,845,301)		(17,863,614)
Acquisition of tangible assets		(25,069,389)		(17,149,920)		(25,082,537)
Purchase of membership certificates		(100,500)		(589,546)		(157,081)
Payment of lease premium		(3,464,718)		(1,955,074)		(2,056,515)

Net cash used in investing activities		(39,521,216)		(40,053,562)		(50,816,527)

CASH FLOWS FROM FINANCING ACTIVITIES:
Refund of guarantee deposits received		23,496,253		5,074,855		5,978,607
Dividends paid		(10,032,000)		(10,614,000)		(9,888,000)
Payment of guarantee deposits received		(23,184,367)		(2,890,568)		(4,340,270)

Net cash used in financing activities		(9,720,114)		(8,429,713)		(8,249,663)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS		(248,226)		4,032,146		(3,547,540)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR		10,435,234		6,403,088		9,950,628

CASH AND CASH EQUIVALENTS, END OF YEAR (Note 25)	(Won)	10,187,008	(Won)	10,435,234	(Won)	6,403,088

See accompanying notes to financial statements.

BR Korea Co., Ltd.

Notes to financial statements

For the years ended December 31, 2011 and 2010

1. General:

BR KOREA CO., LTD. (the “Company”) was incorporated under the laws of the Republic of Korea on June 10, 1985 in accordance with the joint venture agreement dated April 19, 1985 between three Korean shareholders represented by Mr. Young In Hur and Dunkin’ Brands Inc. Under such agreement, the Company engages in the production, distribution and sale of ice cream, ice cream treats, donuts and other related activities. Sales are made through the Company’s distribution network under its direct management and franchise stores under the brand names of Baskin-Robbins and Dunkin’ Donuts.

As of December 31, 2011, the Company’s common stock amounts to (Won)6,000 million, and the issued and outstanding shares of the Company are owned 66.67% by those Korean shareholders and 33.33% by Dunkin’ Brands Inc.

2. Summary of significant accounting policies:

Basis of financial statement presentation

The Company has prepared the accompanying financial statements in accordance with Accounting Standards for Non-Public Entities in the Republic of Korea (“KAS—NPEs”) for the reporting periods beginning on or after January 1, 2011. In accordance with the KAS—NPEs ‘Effective date and Transitional Provisions’ paragraph 4, on January 1, 2011, the prior periods’ financial position, results of operations, and cash flows under previous generally accepted accounting principles in the Republic of Korea (“previous K-GAAP”) have been carried over and presented as is, with no retrospective adjustments due to the application of KAS—NPEs.

The Company maintains its official accounting records in Korean won and prepares its statutory financial statements in the Korean language (Hangul) in conformity with Accounting Standards for Non-Public Entities in the Republic of Korea. Certain accounting principles applied by the Company that conform with the financial accounting standards and accounting principles in the Republic of Korea may not conform with generally accepted accounting principles in other countries. Accordingly, these financial statements are intended for use by those who are informed about KAS—NPEs and Korean practices.

The accompanying financial statements to be presented at the annual shareholders’ meeting were approved by the board of directors on March 8, 2012.

The Company’s significant accounting policies used for the preparation of the financial statements are as follow.

Cash and cash equivalents

Cash and cash equivalents includes cash, checks issued by others, checking accounts, ordinary deposits and financial instruments, which can be easily converted into cash and whose value changes due to changes in interest rates are not material, with maturities (or date of redemption) of three months or less from acquisition. Credit card sales are recognized as trade accounts receivable.

Revenue recognition

The Company’s revenue consists of sales of ice cream and donuts to franchisees and to customers (for its retail stores) and other.

F-59	(Continued)

BR Korea Co., Ltd.

Notes to financial statements—(continued)

For the years ended December 31, 2011 and 2010

The Company sells individual franchise agreements, under which a franchisee pays an initial nonrefundable fee (refer to Commission Income) and subsequently purchases ice cream and donuts from the Company. Once the franchise begins operations, the Company recognizes revenue from the sale of ice cream and donuts to a franchise as Sales during the period. Revenue generated from the sale of ice cream and donuts to franchisees is recognized upon delivery; however, revenue is recognized when the sales terms have been fully met if there are sales terms related with post-delivery. Retail store revenues at company-owned stores are recognized at the point of sale, net of sales tax and other sales-related taxes.

The Company offers customer loyalty programs—bonus points, under which customers can earn from 1.5% ~ 5% of any purchase amount above (Won)1,000, as points to use in the future. Such points expire within one year from the date the customer earns them. When a customer earns bonus points under the program, the Company recognizes selling, general and administrative expense in the same amount and a corresponding liability under Allowance for unused points. When points are used, the Company reduces Allowance for unused points and recognizes revenue. At the end of the period, 100% of the unused points are recognized as Allowance for unused points (Note 23), in the Company’s statements of financial position.

Commission income

The Company sells individual franchise agreements, under which a franchisee pays an initial nonrefundable fee. The initial franchise fee is recognized as Commission Income, upon substantial completion of the services required of the Company as stated in the franchise agreement, which is generally upon the opening of the respective franchise. The Company does not consider its Commission Income from such initial nonrefundable fees as part of its main business operations. Thus, presents the related income as part of non operating income.

Gift certificates

Gift certificates are stated at face value, net of any discounts given, at the time of issuance and accounted for as Advances from Customers. The gift certificates generally expire within 5 years of issuance. The redemption of gift certificates is reflected as sales at the time the certificates are redeemed at stores by the portion of advances, net of discounts for the relative amount of redemption. Any expired gift certificates are recognized as Non-operating income.

Allowance for doubtful accounts

The Company provides an allowance for doubtful accounts to cover estimated losses on receivables, based on collection experience and analysis of the collectability of individual outstanding receivables.

Inventories

Inventories are stated at cost which is determined by using the moving average method. The Company maintains perpetual inventory, which is adjusted to physical inventory counts performed at year end. When the market value of inventories (net realizable value for finished goods or merchandise and current replacement cost for raw materials) is less than the carrying value, carrying value is stated at the lower of cost or market.

F-60	(Continued)

BR Korea Co., Ltd.

Notes to financial statements—(continued)

For the years ended December 31, 2011 and 2010

The Company applies the lower of cost or market method by each group of inventories and loss on inventory valuation is presented as a deduction from inventories and charged to cost of sales.

Classification of securities

At acquisition, the Company classifies securities into one of the following categories: trading, available-for-sale, held-to-maturity and securities accounted for under the equity method, depending on marketability, purpose of acquisition and ability to hold. Debt and equity securities that are bought and held for the purpose of selling them in the near term and actively traded are classified as trading securities. Debt securities with fixed and determinable payments and fixed maturity that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity securities. Investments in equity securities over which the Company exercises significant influence, are accounted for under the equity method. Securities accounted for under the equity method are presented as securities accounted for using the equity method in the statement of financial position. Debt and equity securities not classified as the above are categorized as available-for-sale securities.

Valuation of securities

For available-for-sale securities, the average method is used to determine the cost of debt and equity securities for the calculation of gain (loss) on disposal of those securities.

Debt securities that have fixed or determinable payments with a fixed maturity are classified as held-to-maturity securities only if the Company has both the positive intent and ability to hold those securities to maturity. However, debt securities, whose maturity dates are due within one year from the period end date, are classified as current assets.

After initial recognition, held-to-maturity securities are stated at amortized cost in the statements of financial position. When held-to-maturity securities are measured at amortized costs, the difference between their acquisition cost and face value is amortized using the effective interest rate method and the amortization is included in the cost and interest income.

When the possibility of not being able to collect the principal and interest of held-to-maturity securities according to the terms of the contracts is highly likely, the difference between the recoverable amount (the present value of expected cash flows using the effective interest rate upon acquisition of the securities) and book value is recorded as loss on impairment of held-to-maturity securities included in the non-operating expense and the held-to-maturity securities are stated at the recoverable amount after impairment loss. If the value of impaired securities subsequently recovers and the recovery can be objectively related to an event occurring after the impairment loss was recognized, the reversal of impairment loss is recorded as reversal of impairment loss on held-to-maturity securities included in non-operating income. However, the resulting carrying amount after the reversal of impairment loss shall not exceed the amortized cost that would have been measured, at the date of the reversal, if no impairment loss was recognized.

Tangible assets

Property, plant and equipment are stated at cost (acquisition cost or manufacturing cost plus expenditures directly related to preparing the assets ready for use). Assets acquired from investment-in-kind, received

F-61	(Continued)

BR Korea Co., Ltd.

Notes to financial statements—(continued)

For the years ended December 31, 2011 and 2010

through donations or acquired free of charge in other ways are stated at the market value of the item which is considered as the fair value.

Expenditures after acquisition or completion that increase future economic benefit in excess of the most recently assessed capability level of the asset are capitalized and other expenditures are charged to expense as incurred.

In accordance with the Company’s policy, borrowing costs in relation to the manufacture, purchase, construction or development of assets are capitalized as part of the cost of those assets.

When the expected future cash flow from use or disposal of the property, plant and equipment is lower than the carrying amount due to obsolescence, physical damage or other causes, the carrying amount is adjusted to the recoverable amount (the higher of net sales price or value in use) and the difference is recognized as an impairment loss. When the recoverable amount subsequently exceeds the carrying amount of the impaired asset, the excess is recorded as a reversal of impairment loss to the extent that the reversed asset does not exceed the carrying amount before previous impairment as adjusted by depreciation.

Depreciation is computed using the declining-balance method, except for buildings and structures using straight-line method, over the estimated useful lives of the assets as follows:

Assets	Useful lives (Years)

Buildings	30
Structures	15
Machinery and equipment	8
Vehicles	4
Others	4

Intangible assets

Intangible asset amount represents lease premiums paid, which is amortized using the straight-line method over the estimated useful life of 5 years. A lease premium is an amount a lessee pays to the previous lessee related to the property. A long-term lease contract with a contract period of 5 years or more is amortized over the actual contract years. When the leasing right is transferred to a sub-lessee before the end of the lease period, the gain or loss on disposal of the lease premium is recognized in the amount of the difference between the lease premium previously paid and the lease premium received from the sub-lessee.

Accrued severance indemnities

In accordance with the Company’s policy, all employees with more than one year of service are entitled to receive a lump-sum severance payment upon termination of their employment, based on their current salary rate and length of service. The accrual for severance indemnities is computed as if all employees were to terminate at the period end dates and amounted to (Won)17,395 million and (Won)15,568 million for the years ended December 31, 2011 and 2010, respectively. In accordance with the National Pension Law of Korea, a portion of its severance indemnities which has been transferred in cash to the National Pension Fund through March 1999 is presented as a deduction from accrued severance indemnities. Additionally, the Company has insured a

F-62	(Continued)

BR Korea Co., Ltd.

Notes to financial statements—(continued)

For the years ended December 31, 2011 and 2010

portion of its obligations for severance indemnities by contributing to benefit plan assets that will be directly paid to employees with Shinhan Bank Co. and others, and records them as plan assets which are directly deducted from accrued severance indemnities. Actual payments for severance indemnities amounted to (Won)3,334 million, (Won)4,075 million and (Won)2,300 million for the years ended December 31, 2011, 2010 and 2009, respectively.

Income tax expense

The Company recognizes deferred income tax assets or liabilities for the temporary differences between the carrying amount of an asset and liability and tax base. A deferred tax liability is generally recognized for all taxable temporary differences with some exceptions and a deferred tax asset is recognized to the extent when it is probable that taxable income will be available against which the deductible temporary difference can be utilized in the future. Deferred income tax asset (liability) is classified as current or non-current asset (liability) depending on the classification of related asset (liability) in the statements of financial position. Deferred income tax asset (liability), which does not relate to specific asset (liability) account in the statements of financial position such as deferred income tax asset recognized for tax loss carryforwards, is classified as current or non-current asset (liability) depending on the expected reversal period. Deferred income tax assets and liabilities in the same tax jurisdiction and in the same current or non-current classification are presented on a net basis. Current and deferred income tax expense are included in income tax expense in the statements of income and additional income tax or tax refunds for the prior periods are included in income tax expense for the current period when recognized. However, income tax resulting from transactions or events, which was directly recognized in shareholders’ equity in current or prior periods, or business combinations, is directly adjusted to equity account or goodwill (or negative goodwill).

Accounting for foreign currency translation

The Company maintains its accounts in Korean won. Monetary accounts with balances denominated in foreign currencies are recorded and reported in the accompanying financial statements at the exchange rates prevailing at the period end dates. The balances have been translated using the market exchange rate announced by Seoul Money Brokerage Services Ltd., which is (Won)1,153.30 and (Won)1,138.90 to US $1.00 at December 31, 2011 and 2010, respectively. The translation gains or losses are reflected in non operating income (expense).

3. Inventories:

Inventories as of December 31, 2011 and 2010 consist of the following:

	Korean Won (In thousands)
	2011		2010

Merchandise	(Won)	6,874,214	(Won)	8,116,884
Finished goods		4,412,773		4,941,342
Semi finished goods		224,481		219,911
Raw materials		16,712,431		10,693,639
Materials in transit		6,345,063		4,336,341

Total	(Won)	34,568,962	(Won)	28,308,117

F-63	(Continued)

BR Korea Co., Ltd.

Notes to financial statements—(continued)

For the years ended December 31, 2011 and 2010

4. Other current assets:

Other current assets as of December 31, 2011 and 2010 consist of the following:

	Korean Won (In thousands)
	2011		2010

Accounts receivable—other	(Won)	4,431,259	(Won)	3,503,628
Accrued income		687,597		498,843
Advanced payments		1,624,706		2,267,233
Prepaid expenses		404,232		271,603

Total	(Won)	7,147,794	(Won)	6,541,307

5. Securities:

(1) Securities as of December 31, 2011 and 2010 consist of following:

	Korean Won (In thousands)
	2011		2010

Available-for-sale Securities
Dunkin’ Brands Group, Inc	(Won)	1,296,425	(Won)	—

Held-to-maturity securities
Government & public bonds		62,985		68,585

Total	(Won)	1,359,410	(Won)	68,585

Held-to-maturity securities whose maturity are within one year from the period end date in the amount of (Won)4,500 thousand and (Won)5,600 thousand as of December 31, 2011 and 2010, respectively, are classified as securities in the current assets.

(2) Details of available-for-sale Securities as of December 31, 2011 and 2010 consist of following:

			Korean Won (In thousands)
	Number of shares	Ownership	Acquisition cost		Fair value		Book value

Dunkin’ Brands Group, Inc.	45,000	0.2%	(Won)	900,486	(Won)	1,296,425	(Won)	1,296,425

The fair value of available-for-sale Securities that are quoted in active markets is determined using the quoted prices and the accumulated unrealized gain on valuation of available-for-sale Securities before tax effect is (Won)395,939 thousand as of December 31, 2011.

In addition, during the years ended December 31, 2011 and 2010, no impairment loss or reversal of any previously recognized impairment loss on securities occurred.

F-64	(Continued)

BR Korea Co., Ltd.

Notes to financial statements—(continued)

For the years ended December 31, 2011 and 2010

6. Securities under the equity method:

Details of securities accounted for under the equity method as of December 31, 2011 and 2010 are as follow:

			Korean Won (In thousands)
	Number of shares	Ownership	Acquisition cost		Book value

Nexgen Food Research (NFR)	6,000	100%	(Won)	677,340	(Won)	677,340

KAS-NPEs do not require the equity method to be applied when both condition are met; (a) the investee does not require to be audited in accordance with Korean External Audit Laws, and (b) the ownership of investor does not change significantly from previous periods.

As of December 31, 2011 and 2010, the Company does not reflect its proportionate share of operational results or equity adjustments of NFR as both conditions are met for NFR.

In addition, during the year ended December 31, 2011 and 2010, no impairment loss or reversal of any previously recognized impairment loss on securities under the equity method occurred.

7. Tangible assets:

(1) Tangible assets as of December 31, 2011 and 2010 consist of the following:

	Korean Won (In thousands)
	2011		2010

Land	(Won)	11,103,689	(Won)	11,103,689
Buildings		21,867,337		21,571,820
Structures		996,666		752,500
Machinery		8,409,626		8,080,418
Vehicles		45,373		113,898
Other		23,540,212		20,578,300

Total	(Won)	65,962,903	(Won)	62,200,625

(2) Disclosure of Land Price and Valuation of Land

The Korean government annually announces the public price of domestic land by address and type of purpose pursuant to the laws on Disclosure of Land Price and Valuation of Land. This is determined based on the comprehensive consideration including market price, surrounding road condition, possibility of future development and others. As of December 31, 2011 and 2010, the public price of Company-owned land is (Won)9,720,605 thousand and (Won)8,960,541 thousand, respectively.

F-65	(Continued)

BR Korea Co., Ltd.

Notes to financial statements—(continued)

For the years ended December 31, 2011 and 2010

(3) Changes in book values of tangible assets for the years ended December 31, 2011 and 2010 consist of the following:

	Korean Won (In thousands)
	2011
	January 1, 2011		Acquisition		Disposal		Depreciation		December 31, 2011

Land	(Won)	11,103,689	(Won)	—	(Won)	—	(Won)	—	(Won)	11,103,689
Buildings		21,571,820		1,576,412		327,480		953,415		21,867,337
Structures		752,500		357,064		—		112,898		996,666
Machinery		8,080,418		3,415,485		1		3,086,276		8,409,626
Vehicles		113,898		—		8,330		60,195		45,373
Others		20,578,300		19,720,428		755,683		16,002,833		23,540,212

Total	(Won)	62,200,625	(Won)	25,069,389	(Won)	1,091,494	(Won)	20,215,617	(Won)	65,962,903

	Korean Won (In thousands)
	2010
	January 1, 2010		Acquisition		Disposal		Depreciation		December 31, 2010

Land	(Won)	11,103,689	(Won)	—	(Won)	—	(Won)	—	(Won)	11,103,689
Buildings		22,532,797		—		—		960,977		21,571,820
Structures		748,657		101,200		—		97,357		752,500
Machinery		11,214,919		529,247		—		3,663,748		8,080,418
Vehicles		46,327		129,632		8		62,053		113,898
Others		18,613,526		16,389,840		310,035		14,115,031		20,578,300

Total	(Won)	64,259,915	(Won)	17,149,919	(Won)	310,043	(Won)	18,899,166	(Won)	62,200,625

During the years ended December 31, 2011 and 2010 no impairment loss or reversal of any previously recognized impairment loss on property, plant and equipment occurred.

8. Insured assets:

As of December 31, 2011, the Company’s buildings and structures, machinery, equipment and inventories are insured up to (Won)112,295,327 thousand for fire and (Won)1,900,000 thousand for gas casualty insurance, and (Won)200,000 thousand for the theft of securities and cash. In addition, the Company carries general insurance for vehicles, product liability insurance, business liability insurance and workers’ compensation and casualty insurance for employees.

F-66	(Continued)

BR Korea Co., Ltd.

Notes to financial statements—(continued)

For the years ended December 31, 2011 and 2010

9. Intangible assets:

Change in intangible asset which consists of lease premiums for the years ended December 31, 2011 and 2010 are as follows:

	Korean Won (In thousands)
	2011		2010

Beginning balance	(Won)	9,338,876	(Won)	11,031,813
Increase		3,464,718		1,955,074
Amortization		(3,720,031)		(3,604,761)
Disposal		(255,000)		(43,250)
Reclassification		(250,000)		—

Ending balance	(Won)	8,578,563	(Won)	9,338,876

Lease premium paid to the previous lessee, was reclassified as rental deposit, included in guarantee deposits, as the property owner rejected the right to transfer the lease premium and terminated the lease agreement the during the year ended December 31, 2011.

10. Guarantee deposits:

Guarantee deposits paid as of December 31, 2011 and 2010 are as follows:

	Korean Won (In thousands)
	2011		2010

Rental deposits	(Won)	123,569,697	(Won)	112,622,634
Other		20,479		24,507

Total	(Won)	123,590,176	(Won)	112,647,141

The Company obtained lien rights for the amount of (Won)80,312 million and (Won)77,975 million related to its guarantee deposits as of December 31, 2011 and 2010, respectively.

11. Other current liabilities:

Other current liabilities as of December 31, 2011 and 2010 consist of the following:

	Korean Won (In thousands)
	2011		2010

Withholdings	(Won)	3,222,248	(Won)	3,279,270
Accrued expenses		3,642,132		3,685,502

	(Won)	6,864,380	(Won)	6,964,772

12. Accrued severance indemnities:

(1) Employees with more than one year of service are entitled to receive severance indemnities, based on their length of service and salary rate upon termination of their employment. The severance indemnities that would

F-67	(Continued)

BR Korea Co., Ltd.

Notes to financial statements—(continued)

For the years ended December 31, 2011 and 2010

be payable assuming all eligible employees were to resign amount to (Won)17,395,428 thousand and (Won)15,567,553 thousand as of December 31, 2011 and 2010, respectively. The changes in accrued severance indemnities for the years ended December 31, 2011 and 2010 are as follows:

	Korean Won (In thousands)
	2011		2010

Beginning accrued severance indemnities	(Won)	15,567,553	(Won)	12,772,914
Provision for severance indemnities for the period		5,115,531		6,695,012
Transferred-in from affiliates		45,973		174,604
Actual payment		(3,333,629)		(4,074,977)

Ending accrued severance indemnities	(Won)	17,395,428	(Won)	15,567,553

Deposits in National Pension Fund	(Won)	(23,612)	(Won)	(26,810)
Deposits in financial institutions		(13,121,345)		(11,545,451)

Total benefit plan assets	(Won)	(13,144,957)	(Won)	(11,572,261)

Accrued severance indemnities, net of benefit plan assets	(Won)	4,250,472	(Won)	3,995,292

(2) The Company has insured a portion of its obligations for severance indemnities, in order to obtain the related tax benefits by joining retirement pension plan with Shinhan Bank Co. and others. Withdrawal of these retirement pension plan assets, in the amount of (Won)13,121,345 thousand and (Won)11,545,451 thousand as of December 31, 2011 and 2010, respectively, is restricted to the payment of severance indemnities. In addition, a part of severance liabilities has been transferred to the national pension fund under the relevant regulation, which is no longer effective. The amounts of the national pension fund benefit transferred are (Won)23,612 thousand and (Won)26,810 thousand as of December 31, 2011 and 2010, respectively. The benefit plan assets and the national pension fund benefit transferred and outstanding are presented as a deduction from accrued severance indemnities.

13. Assets and liabilities in foreign currency:

Assets and liabilities denominated in foreign currency as of December 31, 2011, 2010 and 2009 are as follows:

	Korean Won (In thousands) and US Dollars
	2011			2010			2009

	Foreign currency	Korean Won equivalent		Foreign currency	Korean Won equivalent		Foreign currency	Korean Won equivalent

Assets:
Cash and cash equivalents	USD 40,543	(Won)	46,758	USD 715,149	(Won)	814,483	USD 314,460	(Won)	367,163

Liabilities:
Accrued expense	USD 60,274	(Won)	69,514	—		—	—		—

Advance from customers	USD 12,656	(Won)	14,597	—		—	—		—

F-68	(Continued)

BR Korea Co., Ltd.

Notes to financial statements—(continued)

For the years ended December 31, 2011 and 2010

The Company recorded (Won)(2,852) thousand, (Won)(17,252) thousand and (Won)(74,007) thousand of Loss on foreign currency translation in Non-operating incomes (expenses) for the years ended December 31, 2011, 2010, and 2009, respectively.

14. Transactions with related parties:

Dunkin’ Brands, Inc is a significant shareholder of the Company. NEXGEN FOOD RESEARCH is a wholly-owned subsidiary of the Company (Note 6). The entities listed below have investment relationships with the Korean shareholders of Company or the entities which the Korean shareholders invest in.

(1) Transactions with affiliated companies and other related parties in 2011, 2010 and 2009 are as follows:

	Korean Won (In thousands)
	2011				2010				2009

	Revenues		Purchases and others		Revenues		Purchases and others		Revenues		Purchases and others

Shany Co., Ltd.	(Won)	29,156	(Won)	1,320,572	(Won)	1,083,848	(Won)	11,853,327	(Won)	1,150,848	(Won)	8,382,872
Honam Shany Co., Ltd.		—		116,580		—		79,844		—		75,770
Paris Croissant Co., Ltd.		343,449		8,398,987		322,424		6,969,578		175,654		4,586,953
Samlip General Food Co., Ltd.		2,548,977		6,938,463		1,250,728		3,493,164		980,148		4,071,503
SPC Co., Ltd.		2,083,113		5,739,561		2,050,502		4,409,849		—		2,674,935
SPC Networks Co., Ltd.		1,570,524		3,243,939		2,110,253		948,483		15,426		29,568
Mildawon Co., Ltd.		—		53,480		—		309,236		—		66,620
NEXGEN FOOD RESEARCH		—		412,457		—		—		—		—
Dunkin’ Brands, Inc.		2,639,430		3,755,019		1,191,083		3,448,705		352,442		3,193,370
Paris Baguette Bon Doux, Inc.		—		37,525,091		—		23,482,273		—		33,281,213
SPC Euro		—		7,000,897		—		3,048,417		—		4,156,874
SPC Japan		—		629,860		—		5,172,213		—		5,018,539

	(Won)	9,214,649	(Won)	75,134,906	(Won)	8,008,838	(Won)	63,215,089	(Won)	2,674,518	(Won)	65,538,217

F-69	(Continued)

BR Korea Co., Ltd.

Notes to financial statements—(continued)

For the years ended December 31, 2011 and 2010

(2) Related balances of receivables and payables with related parties as of December 31, 2011 and 2010 are summarized below.

	Korean Won (In thousands)
	2011		2010

Receivables
Shany Co., Ltd.	(Won)	20,350	(Won)	786
Paris Croissant Co., Ltd.		38,847		27,215
Samlip General Food Co., Ltd.		208,959		209,348
SPC Co., Ltd.		147,500		154,120
SPC Networks Co., Ltd.		365,230		—
Dunkin’ Brands, Inc.		458,905		—

	(Won)	1,239,791	(Won)	391,469
Allowance for doubtful accounts		12,398		3,914
Payables(*1)
Shany Co., Ltd.	(Won)	—	(Won)	167,480
Honam Shany Co., Ltd.		12,181		14,529
Paris Croissant Co., Ltd.		472,507		478,588
Samlip General Food Co., Ltd.		917,851		271,371
SPC Co., Ltd.		476,318		497,234
SPC Networks Co., Ltd.		731,846		85,644
Mildawon Co., Ltd.		—		50,832
Dunkin’ Brands Inc.		1,222,819		1,126,000

	(Won)	3,833,522	(Won)	2,690,678

(*1)	Payables consists of trade accounts payable, accrued expenses and accounts payable—other.

15. Shareholders’ equity:

Capital Stock

As of December 31, 2011, the Company has 3,000,000 authorized shares of common stock with a (Won)10,000 par value, of which 600,000 shares were issued and outstanding as of December 30, 2011.

F-70	(Continued)

BR Korea Co., Ltd.

Notes to financial statements—(continued)

For the years ended December 31, 2011 and 2010

Appropriated Retained Earnings

Appropriated retained earnings as of December 31, 2011 and 2010, which are maintained by the Company in accordance with tax and other relevant regulations, consist of the following:

	Korean Won (In thousands)
	2011		2010

Legal reserve(*1)	(Won)	3,000,000	(Won)	3,000,000
Reserve for business rationalization(*2)		3,493,977		3,493,977
Reserve for business development(*3)		17,741,000		17,741,000

	(Won)	24,234,977	(Won)	24,234,977

(*1)	The Korean Business Law requires the Company to appropriate at least 10 percent of the cash dividends paid as legal reserve until such reserve equals 50 percent of its common stock. This reserve is not available for cash dividends and can only be transferred to capital or can be used to reduce deficit.

(*2)	In accordance with the Tax Exemption and Reduction Control Law, the amount of tax benefit associated with certain tax credits are appropriated as a reserve for business rationalization.

(*3)	In order to obtain a tax credit on excess retained earnings’ tax, the Company previously accrued for a reserve for business development. However, as the relevant tax regulation concerning excess retained earnings’ tax was repealed in early 2002, the Company has not accrued for any additional reserve for business development since 2002. The remaining reserve can be used to offset deficit or transferred to paid-in capital. However, if this reserve is used for other purposes, the amount used is subject to additional corporate tax.

Statements of Appropriated Retained Earnings

	2011			2010		2009

	(In thousands)

RETAINED EARNINGS BEFORE APPROPRIATIONS:
Unappropriated retained earnings brought forward from prior year	(Won)	189,063,749		(Won)	165,683,645	(Won)	140,935,163
Net income		27,332,795			33,412,104		35,362,482

		216,396,544			199,095,749		176,297,645

APPROPRIATIONS:
Dividends calculated (Note 20)		8,202,000	(*1)		10,032,000		10,614,000

UNAPPROPRIATED RETAINED EARNINGS TO BE CARRIED FORWARD TO SUBSEQUENT YEAR	(Won)	208,194,544		(Won)	189,063,749	(Won)	165,683,645

(*1)	Dividends calculated by the Company are pending approval.

F-71	(Continued)

BR Korea Co., Ltd.

Notes to financial statements—(continued)

For the years ended December 31, 2011 and 2010

16. Statements of comprehensive income:

Statements of comprehensive income for the years ended December 31, 2011, 2010 and 2009 consist of the following:

	2011		2010		2009

	(In thousands)

Net income	(Won)	27,332,795	(Won)	33,412,104	(Won)	35,362,482
Other comprehensive income:

Gain on valuation of AFS financial assets		359,939		—		—
Tax effects		(95,818)		—		—

		300,121		—		—

Comprehensive income	(Won)	27,632,916	(Won)	33,412,104	(Won)	35,362,482

17. Donations and miscelleneous expense:

The Company donates donuts to the Food Bank on a daily basis as part of its Corporate social responsibility.

The Company recognized miscellaneous income and expense related to various types of other income offset by mainly inventory scrap expenses. Gross presentation of miscellaneous income and expense is as follows:

	Korean Won (In thousands)
	2011		2010		2009

Miscellaneous income	(Won)	1,034,374	(Won)	864,534	(Won)	848,083
Miscellaneous (expense)		(1,712,178)		(1,200,664)		(2,016,819)

Miscellaneous, net	(Won)	(677,804)	(Won)	(336,130)	(Won)	(1,168,736)

18. Income tax expense and deferred taxes:

(1) Income tax expense for the years ended December 31, 2011, 2010 and 2009 is as follows:

	Korean Won (In thousands)
	2011		2010		2009

Income tax currently payable	(Won)	8,534,882	(Won)	10,800,834	(Won)	12,723,873
Changes in deferred income tax assets due to temporary differences:
End of year		1,146,485		1,201,484		987,625
Beginning of year		1,201,484		987,625		314,526

		54,999		(213,859)		(673,101)

Tax effect		8,589,881		10,586,975		12,050,772

Changes in deferred income tax liabilities reflected directly in shareholders’ equity:
End of year		—		—		—
Beginning of year		(95,818)		—		—

		(95,818)		—		—

Income tax expense	(Won)	8,494,063	(Won)	10,586,975	(Won)	12,050,772

F-72	(Continued)

BR Korea Co., Ltd.

Notes to financial statements—(continued)

For the years ended December 31, 2011 and 2010

If the amount in the actual tax return differs from the amount used for the calculation of tax expenses for financial reporting purposes above, the Company reflects such difference in the following fiscal period.

Income tax currently payable as of December 31, 2009 includes additional payment arising from a tax assessment for prior years’ corporate income taxes amounting to (Won)2,133,542 thousand.

(2) The reconciliations between income before income tax and income tax expense for the years ended December 31, 2011, 2010 and 2009 are as follows:

	Korean Won (In thousands)
	2011		2010		2009

Income before income tax	(Won)	35,826,858	(Won)	43,999,079	(Won)	47,413,254
Income tax payable by statutory income tax rate		8,643,700		10,623,577		11,449,808
Tax reconciliations:
Non-deductible expense		75,203		55,479		193,957
Special tax		20,936		9,294		170,405
Tax credit(a)		(132,626)		(152,850)		(1,015,551)
Additional payment from the tax assessment(b)		—		—		2,133,542
Adjustment in beginning balance of deferred tax assets from the tax assessment (b)		—		—		(902,429)
Other(c)		(113,150)		51,475		21,040

Income tax expense	(Won)	8,494,063	(Won)	10,586,975	(Won)	12,050,772

Effective tax rate		23.71%		24.06%		25.42%

(a)	Tax credit consists of research and human resource development tax credit, temporarily investment tax credit, and other tax credits applicable under the special tax control laws of Korea.
(b)	Adjustment to the temporary differences arising from the prior period tax returns and the final tax assessment and the amount reported in the financial statements are included within the increase or decrease columns.
(c)	Other represents the effect from change in the applied corporate tax rate.

F-73	(Continued)

BR Korea Co., Ltd.

Notes to financial statements—(continued)

For the years ended December 31, 2011 and 2010

(3) Details of changes in accumulated temporary differences for the years ended December 31, 2011 and 2010 are as follows:

	Korean Won (In thousands)
	2011
Descriptions	Beginning balance		Decrease		Increase		Ending balance

Temporary differences to be deducted:
Accrued severance indemnities	(Won)	13,686,988	(Won)	1,407,091	(Won)	3,345,137	(Won)	15,625,034
Foreign currency translation		17,252		17,252		2,852		2,852
Amortization of lease premium		425,559		170,455		128,661		383,765
Advertising		180,491		180,491		—		—
Allowance for doubtful accounts		32,232		32,232		118,721		118,721
Accumulated depreciation—Structures		3,984,050		962,961		530,840		3,551,929
Accumulated depreciation		69,026		4,120		—		64,906

Total		18,395,598		2,774,602		4,126,211		19,747,207

Tax rate (*1)		22.0%,24.2%						24.2%

Deferred income tax assets		4,048,120						4,778,823

Temporary differences to be added:
Severance insurance deposits		(11,545,452)		(612,059)		(2,187,953)		(13,121,346)
Accrued income		(498,843)		(498,843)		(687,596)		(687,596)
Lease premium		(425,559)		(170,455)		(128,661)		(383,765)
Special accumulated depreciation		(419,517)		(49,028)		(50,529)		(421,018)

Total		(12,889,371)		(1,330,385)		(3,450,678)		(15,009,664)

Tax rate (*1)		22.0%,24.2%						24.2%

Deferred income tax liabilities		(2,846,636)						(3,632,338)

Deferred income tax assets, net	(Won)	1,201,484					(Won)	1,146,485

F-74	(Continued)

BR Korea Co., Ltd.

Notes to financial statements—(continued)

For the years ended December 31, 2011 and 2010

	Korean Won (In thousands)
	2010
Descriptions	Beginning balance		Decrease		Increase		Ending balance

Temporary differences to be deducted:
Accrued severance indemnities	(Won)	9,611,773	(Won)	1,177,583	(Won)	5,252,798	(Won)	13,686,988
Foreign currency translation		74,007		74,007		17,252		17,252
Amortization of lease premium		304,709		11,364		132,214		425,559
Advertising		614,883		434,392		—		180,491
Allowance for doubtful accounts		—		—		32,232		32,232
Accumulated depreciation—Structures		3,985,468		511,419		510,001		3,984,050
Accumulated depreciation		81,032		12,006		—		69,026

Total		14,671,872		2,220,771		5,944,497		18,395,598

Tax rate (*1)		22.0%,24.2%						22.0%,24.2%

Deferred income tax assets		3,229,440						4,048,120

Temporary differences to be added:
Severance insurance deposits		(8,921,668)		(1,177,583)		(3,801,367)		(11,545,452)
Accrued income		(516,444)		(516,444)		(498,843)		(498,843)
Lease premium		(304,709)		(11,364)		(132,214)		(425,559)
Special accumulated depreciation		(395,604)		(26,435)		(50,348)		(419,517)

Total		(10,138,425)		(1,731,826)		(4,482,772)		(12,889,371)

Tax rate		22.0%,24.2%						22.0%,24.2%

Deferred income tax liabilities		(2,241,815)						(2,846,636)

Deferred income tax assets, net	(Won)	987,625					(Won)	1,201,484

(*1)	Based on tax rates announced in 2010, the tax rates expected to be applicable to the Company’s deferred tax assets and liabilities are 24.2 % in 2011 and 22% after 2012 and thereafter.

(4) Balances of income tax payable and prepaid income tax before offsetting as of December 31, 2011 and 2010 are as follows:

	Korean Won (In thousands)
Description	2011		2010

Before offsetting
Prepaid income tax	(Won)	5,001,996	(Won)	4,888,309
Income tax payable		8,534,882		10,800,834

Income tax payable after offsetting	(Won)	3,532,886	(Won)	5,912,523

F-75	(Continued)

BR Korea Co., Ltd.

Notes to financial statements—(continued)

For the years ended December 31, 2011 and 2010

19. Net income per share:

Net income per share for the years ended December 31, 2011, 2010 and 2009 are computed as follows (In thousands except per share amounts and number of shares):

	2011		2010		2009

Net income	(Won)	27,332,795	(Won)	33,412,104	(Won)	35,362,482
Weighted average number of outstanding shares(*)		600,000		600,000		600,000

Net income per share	(Won)	45,555	(Won)	55,687	(Won)	58,937

(*)	The number of outstanding shares did not change for the years ended December 31, 2011, 2010 and 2009.

20. Dividends:

(1) Dividends for the years December 31, 2011, 2010 and 2009 are as follows:

	Korean Won
	2011		2010		2009

Dividend per share	(Won)	13,670	(Won)	16,720	(Won)	17,690
Number of shares		600,000		600,000		600,000

Dividends	(Won)	8,202,000,000	(Won)	10,032,000,000	(Won)	10,614,000,000

(2) The calculation of dividend to net income ratio for the years ended December 31, 2011, 2010 and 2009 is as follows:

	Korean Won
	2011		2010		2009

Dividend	(Won)	8,202,000,000	(Won)	10,032,000,000	(Won)	10,614,000,000
Net income		27,332,795,164		33,412,104,480		35,362,481,645

Dividend ratio		30.01%		30.03%		30.01%

21. Summary of information for computation of value added:

The accounts and amounts needed for calculation of value added for the years ended December 31, 2011, 2010 and 2009 are as follows:

	Korean won (In thousands)
	2011
	SG & A expenses		Manufacturing cost		Total expenses

Salaries	(Won)	39,681,839	(Won)	4,009,394	(Won)	43,691,233
Provision for severance indemnities		4,507,179		608,352		5,115,531
Employee benefits		6,245,433		847,576		7,093,009
Rent		26,370,435		1,662,524		28,032,959
Depreciation		13,095,509		7,120,108		20,215,617
Amortization of lease premium		3,720,031		—		3,720,031
Taxes and dues		1,909,169		204,744		2,113,913

Total	(Won)	95,529,595	(Won)	14,452,698	(Won)	109,982,293

F-76	(Continued)

BR Korea Co., Ltd.

Notes to financial statements—(continued)

For the years ended December 31, 2011 and 2010

	Korean won (In thousands)
	2010
	SG & A expenses		Manufacturing cost expenses		Total expenses

Salaries	(Won)	34,303,927	(Won)	3,543,584	(Won)	37,847,511
Provision for severance indemnities		6,209,530		485,482		6,695,012
Employee benefits		5,850,725		795,384		6,646,109
Rent		22,564,643		964,233		23,528,876
Depreciation		11,659,293		7,239,873		18,899,166
Amortization of lease premium		3,604,761		—		3,604,761
Taxes and dues		1,736,351		194,801		1,931,152

Total	(Won)	85,929,230	(Won)	13,223,357	(Won)	99,152,587

	Korean won (In thousands)
	2009
	SG & A expenses		Manufacturing cost		Total. expenses

Salaries	(Won)	30,876,952	(Won)	3,380,604	(Won)	34,257,556
Provision for severance indemnities		3,514,136		501,403		4,015,539
Employee benefits		5,403,641		748,302		6,151,943
Rent		18,163,520		1,042,299		19,205,819
Depreciation		12,128,425		7,786,368		19,914,793
Amortization of lease premium		3,229,923		—		3,229,923
Taxes and dues		1,542,840		180,437		1,723,277

Total	(Won)	74,859,437	(Won)	13,639,413	(Won)	88,498,850

F-77	(Continued)

BR Korea Co., Ltd.

Notes to financial statements—(continued)

For the years ended December 31, 2011 and 2010

22. Selling, general and administrative expenses:

Selling, general and administrative expenses for the years ended December 31, 2011, 2010 and 2009 consist of the following:

	Korean Won (In thousands)
	2011		2010		2009

Salaries (*1)	(Won)	39,681,839	(Won)	34,303,927	(Won)	30,876,952
Provision for severance indemnities (*1)		4,507,179		6,209,531		3,514,136
Other salaries		3,921,219		3,847,903		3,867,808
Employee benefits (*1)		6,245,433		5,850,725		5,403,641
Rent (*1)		26,370,435		22,564,643		18,163,520
Depreciation (*1)		13,095,509		11,659,293		12,128,425
Amortization of lease premium (*1)		3,720,031		3,604,760		3,229,923
Taxes and dues (*1)		1,909,169		1,736,351		1,542,840
Advertising		27,250,600		30,235,596		26,201,518
Research		603,372		550,848		402,720
Provision for doubtful accounts		1,364,490		31,982		21,800
Commission		36,506,938		32,672,470		25,861,672
Others		29,987,525		28,236,732		24,071,291

	(Won)	195,163,739	(Won)	181,504,761	(Won)	155,286,246

(*1)	Other amounts of expenses under the same categorization are considered as manufacturing costs and recognized as Cost of Sales in the statements of income. See Note 21 for the breakout between selling, general and administrative expenses and manufacturing costs for the above categories of expenses.

23. Commitments and litigations:

(1) Commitments

The Company established an import documentary letter of credit up to US $3 million with two commercial banks of Korea as of December 31, 2011. In addition, as of December 31, 2011, the Company is provided with a line of credit of (Won)10 billion under a factoring agreement with Shinhan Bank.

(2) Litigations

As of December 31, 2011, the Company is a defendant in five litigations with total claims of (Won)1,772 million. However, the Company does not expect that the cost to resolve these matters will have a material effect on the financial statements. The Company does not believe a risk of loss resulting from litigation is probable or reasonably possible.

Seoul Metro filed two lawsuits against the Company in relation to sublease taken from Seoul Express Bus & Central City, amount of claims of (Won)362 million. Seoul Metro is a building owner and leased a property with a rent free period to Seoul Express Bus & Central City, which subsequently has been subleased to the Company. The lawsuit is about an eviction suit filed against all lessee and sub-lessee of Seoul Express Bus & Central, since

F-78	(Continued)

BR Korea Co., Ltd.

Notes to financial statements—(continued)

For the years ended December 31, 2011 and 2010

Seoul Metro intends to directly operate the property. The Company’s lease payments made to Seoul Express Bus & Central City to the present have been deposited with the courts. The litigations are currently pending the final round decision at the Supreme Courts. Thus, the Company believes that the likelihood of loss or need for additional payment to the courts is remote.

The lawsuit against the Company is filed by the owners of the building and buildings in the neighbor for a fire accident in Myungdong store. The case with the claims of (Won)41 million is currently pending the first round decision in the court. In addition, there is a lawsuit with Media and Convergence due to the change of the business partner for monitors for promotions (“Happy TV”). The case with the claim of (Won)1,368 million is currently pending in the first round.

(3) Allowance for unused points

Customer loyalty programs are operated by the Company to provide customers with incentives to buy their goods and services. Under the programs, customers can earn from 1.5% ~ 5% of any purchase amount above (Won)1,000, as points to use in the future. Such points expire within one year from the date the customer earns them. As the Company’s obligation to provide such awards are in the future, any unused program points as of the period end date, are recognized as Allowance for unused points and amounts to (Won)2,651,480 thousand and (Won)1,428,034 thousand as of December 31, 2011 and 2010 respectively.

24. Segment information:

The Company has two operating divisions, ice cream and donut, in which sales are made through the Company’s distribution network consisting of stores under the Company’s direct management and under the franchise agreement.

The divisions’ sales for the years ended December 31, 2011, 2010 and 2009 are as follows:

	Korean Won (In millions)
	2011		2010		2009

Ice Cream	(Won)	235,227	(Won)	209,367	(Won)	197,608
Donut		217,133		216,696		208,606

	(Won)	452,360	(Won)	426,063	(Won)	406,214

25. Cash flow statements:

Significant transactions not involving cash flows for the years ended December 31, 2011, 2010 and 2009 are as follows:

	Korean Won (In thousands)
	2011		2010		2009

Transfer to current assets from held-to-maturity securities	(Won)	4,500	(Won)	5,600	(Won)	4,390
Transfer from construction in progress to buildings		250,000		—		11,211,800

F-79	(Continued)

BR Korea Co., Ltd.

Notes to financial statements—(continued)

For the years ended December 31, 2011 and 2010

26. Reconciliation to united states generally accepted accounting principles:

The financial statements have been prepared in accordance with Accounting Standards for Non-Public Entities in the Republic of Korea (“KAS-NPEs”), which differ in certain respects from accounting principles generally accepted in the United States of America (“U.S. GAAP”). The classification of the cash flow items on the statements on the cash flow is same for the KAS-NPEs and U.S. GAAP. The significant differences are described in the reconciliation tables below. Other differences do not have a significant effect on either net income or shareholders’ equity. The effects of the significant adjustments to net income for the years ended December 31, 2011 and 2010 which would be required if U.S. GAAP were to be applied instead of KAS-NPEs are summarized as follows :

		Korean Won
		(In thousands except earnings per share)
	Note reference	2011		2010		2009

Net income based on Korean GAAP		(Won)	27,332,795	(Won)	33,412,104	(Won)	35,362,482
Adjustments:
Retirement and severance benefits	26.a		127,471		3,003,808		1,063,693
Compensated absences	26.b		603,219		(116,766)		(5,797)
FIN 48 effect	26.c		(10,457)		(8,766)		(10,099)
Tax effect of the reconciling items	26.e		(277,279)		(632,580)		(232,610)

Net income based on U.S. GAAP		(Won)	27,775,749	(Won)	35,657,800	(Won)	36,177,669

Weighted average number of common shares outstanding			600,000		600,000		600,000
Basic and Diluted Earnings per share based on US GAAP		(Won)	46,293	(Won)	59,430	(Won)	60,296

The effects of the significant adjustments to shareholders’ equity for the years ended December 31, 2011 and 2010 which would be required if U.S. GAAP were to be applied instead of KAS-NPEs are summarized as follows :

		Korean Won (In thousands)
	Note reference	2011		2010

Shareholders’ equity based on Korean GAAP		(Won)	246,931,642	(Won)	229,330,726
Adjustments:
Retirement and severance benefits	26.a		(2,747,769)		(1,710,408)
Compensated absences	26.b		(40,126)		(643,345)
FIN 48 effect	26.c		(29,322)		(18,865)
Tax effect of the reconciling items	26.e		674,671		531,979

Shareholder’s equity based on U.S. GAAP		(Won)	244,789,096	(Won)	227,490,087

F-80	(Continued)

BR Korea Co., Ltd.

Notes to financial statements—(continued)

For the years ended December 31, 2011 and 2010

a. Retirement and severance benefits

Under the Korean labor law, employees with more than one year of service are entitled to receive a lump sum payment upon voluntary or involuntary termination of their employment. The amount of the benefit is based on the terminated employee’s length of employment and rate of pay prior to termination. KAS-NPEs requires that a company record the vested benefit obligation at the end of reporting period assuming all employees were to terminate their employment as of that date. The change in the vested benefit obligation during the year is recorded as the current year’s severance expense.

U.S. GAAP generally requires the use of actuarial methods for measuring annual employee benefit costs including the use of assumptions as to the rate of salary progression and discount rate, the amortization of prior service costs over the remaining service period of active employees and the immediate recognition of a liability when the accumulated benefit obligation exceeds the fair value of plan assets. The Company recognizes the actuarial present value of the vested benefits to which the employee is currently entitled but based on the employee’s expected date of separation or retirement.

Under U.S. GAAP, actuarial gains or losses, which result from a change in the value of either the projected benefit obligation or the plan assets resulting from experience different from that assumed or from a change in an actuarial assumption, that are not recognized as a component of net income or loss are recognized as increases or decreases to other comprehensive income, net of tax, in the period they arise. At a minimum, amortization of a net actuarial gain or loss included in accumulated other comprehensive income is included as a component of net pension cost for a year if, as of the beginning of the year, that net actuarial gain or loss exceeds 10 percent of the greater of the projected benefit obligation or the market-related value of plan assets. If amortization is required, the minimum amortization shall be that excess divided by the average remaining service period of active employees expected to receive benefits under the plan.

The effects of retirement and severance benefits to shareholders’ equity as of December 31, 2011 and 2010 consist of (Won)4,693,495 thousand recognized as retained earnings and (-) (Won)7,441,264 recognized as other comprehensive income, and (Won)4,566,024 thousand recognized as retained earnings and (-) (Won)6,276,432 thousand recognized as other comprehensive income, respectively. Under US GAAP due to the use of the actuarial method, the Company recognized accrued severance indemnities, net of benefit plan assets of (Won)6,998,240 thousand, and (Won)5,705,700 thousand as of December 31, 2011 and 2010, respectively.

b. Compensated absences

Under U.S. GAAP, a liability for amounts to be paid as a result of employee’s rights to compensated absences shall be accrued in the year in which earned. Under KAS-NPEs, while there is no specific provision for the accounting treatment of accruing the compensated absences, the Company accrues such liability in the following year pursuant to industry practice.

c. Income taxes

Under U.S. GAAP, effective January 1, 2009, the Company adopted accounting guidance which clarifies the accounting guidance for uncertainties in income taxes. The guidance requires that the tax effect(s) of a position be recognized only if it is “more-likely-than-not” to be sustained based solely on its technical merits as of the

F-81	(Continued)

BR Korea Co., Ltd.

Notes to financial statements—(continued)

For the years ended December 31, 2011 and 2010

reporting date. The more-likely-than-not threshold represents a positive assertion by management that a company is entitled to the economic benefits of a tax position. If a tax position is not considered more-likely-than-not to be sustained based solely on its technical merits, no benefits of the tax position are to be recognized. The more-likely-than-not threshold must continue to be met in each reporting period to support continued recognition of a benefit. With the adoption of the accounting guidance, companies are required to adjust their financial statements to reflect only those tax positions that are more-likely-than-not to be sustained. Any necessary adjustment would be recorded directly to retained earnings and reported as a change in accounting principle.

Under Korean corporation tax law, the tax deductibility of executive bonuses which are paid without an actual executive bonuses payment policy undergoes a qualitative assessment by the tax authorities. The Company paid such executive bonuses, for the years ended December 31, 2011, 2010 and 2009 in the amount of (Won)33,248 thousand, (Won)30,084 thousand, and (Won)37,939 thousand, respectively. As a result, under US GAAP, the Company recorded additional tax provision related to the uncertain tax position for the years ended December 31, 2011, 2010 and 2009, in the amount of (Won)10,457 thousand, (Won)8,766 thousand, and (Won)10,099 thousand, respectively .

d. Scope of consolidation

Under KAS-NPEs, majority-owned subsidiaries with total assets below (Won)10 billion at prior year end are not consolidated. Under U.S. GAAP, a company is required to consolidate all majority-owned subsidiaries regardless of total asset size if it has control of the subsidiary. However, the reconciliation to US GAAP does not include the consolidation of a majority-owned subsidiary with total assets below (Won)10 billion as the Company believes such amounts are immaterial.

e. Tax effect of the reconciling items

The applicable statutory tax rate used to calculate the tax effect of the reconciling items on the net income reconciliation between KAS-NPEs and U.S. GAAP for the years ended December 31, 2011 and 2010 was 24.2%. Such tax rates are inclusive of resident surtax of 2.2%. The following is a reconciliation of the tax effect of the reconciling items on net income:

	Korean Won (In thousands)
	2011		2010		2009

Net income based on U.S.GAAP	(Won)	27,775,749	(Won)	35,657,800	(Won)	36,177,669
Net income based on Korean GAAP		27,332,795		33,412,104		35,362,482

Total GAAP adjustments on net income		442,954		2,245,696		815,187
Adjustments related to tax items:
FIN 48 effect		10,457		8,766		10,099
Tax effect of the reconciling items		277,279		632,580		232,610

Taxable GAAP adjustment		730,689		2,887,042		1,057,896
Applicable tax rate(*)		24.2%		24.2%,22.0%		24.2%,22.0%

Tax effect of the reconciling items	(Won)	277,279	(Won)	632,580	(Won)	232,610

F-82	(Continued)

BR Korea Co., Ltd.

Notes to financial statements—(continued)

For the years ended December 31, 2011 and 2010

(*)	The Company applied tax rates that are expected to apply in the period in which the liability is expected to be settled, based on tax rates that have been enacted or substantively enacted by the end of the reporting period. Hence, since the adjustment in compensated absences for the year ended December 31, 2010 amounting to (Won)(116,766) thousand is expected to be settled in 2011, the Company applied 24.2% which is an enacted tax rate for fiscal year 2011. In addition, since the adjustment in retirement and severance benefits for the year ended December 31, 2010 amounting to (Won)3,003,808 thousand is expected to be settled in 2012 and thereafter, the Company applied 22.0% which is an enacted tax rate for fiscal year 2012 and thereafter.

The following is a reconciliation of the tax effect of the reconciling items on shareholders’ equity:

	Korean Won (In thousands)
	2011		2010

Shareholders’ equity based on U.S.GAAP	(Won)	244,789,096	(Won)	227,490,087
Shareholders’ equity based on Korean GAAP		246,931,642		229,330,726

Total GAAP adjustments on net income		(2,142,546)		(1,840,639)
Adjustments related to tax items:
FIN 48 effect		29,322		18,865
Tax effect of the reconciling items		(674,671)		(531,979)

Taxable GAAP adjustment		(2,787,895)		(2,353,753)
Applicable tax rate (*)		24.2%		24.2%, 22.0%

Tax effect of the reconciling items	(Won)	(674,671)	(Won)	(531,979)

(*)	The Company applied tax rates that are expected to apply in the period in which the liability is expected to be settled, based on tax rates that have been enacted or substantively enacted by the end of the reporting period. Hence, since the adjustment in compensated absences as of December 31, 2010 amounting to (Won)(643,345) thousand is expected to be settled in 2011, the Company applied 24.2% which is an enacted tax rate for fiscal year 2011. In addition, since the adjustment in retirement and severance benefits as of December 31, 2010 amounting to (Won)(1,710,408) thousand is expected to be settled in 2012 and thereafter, the Company applied 22.0% which is an enacted tax rate for fiscal year 2012 and thereafter.

f. Subsequent event

ASC 855 (formerly, SFAS Statement No. 165), Subsequent Events, was issued in May 2009 and is effective for interim or annual financial periods ending after June 15, 2009. ASC 855 establishes principles and requirements for subsequent events by setting forth the period after the balance sheet date during which management of a reporting entity shall evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, the circumstances under which an entity shall recognize events or transactions occurring after the balance sheet date in its financial statements, and the disclosures that an entity shall make about events or transactions that occurred after the balance sheet date. The Company has adopted ASC 855 and management has performed its evaluation of subsequent events through March 16, 2012, the date these financial statements are issued or available to be issued, and has determined that there are no subsequent events requiring adjustment or disclosure in the financial statements.

F-83